Exhibit 10.31

2009 LONG-TERM INCENTIVE AWARD

Parameters Document

Objective	The long-term incentive deferred cash award (LTI) is intended to provide a “forward looking” incentive award to eligible officers and directors.

Grant Date	March 16, 2009

Performance Period	LTI awards granted in March 2009 with performance measures covering the 2009 and 2010 performance period

General Eligibility	An employee who, as of the LTI grant date, is classified by Freddie Mac (in its sole discretion) as either (i) an active, full-time or part-time officer or director, or an officer or director on short term disability and/or approved leaves of absence or (ii) is classified by Freddie Mac as a LTI eligible non-officer in a market-priced position. However, Senior Vice Presidents, Executive Vice Presidents, and the Chief Executive Officer are not eligible to participate in this program until such time as Freddie Mac has additional guidance from the Federal Housing Finance Agency on the application of recent announcements by the U.S. Department of Treasury, as well the American Recovery and Reinvestment Act’s restrictions on executive compensation.

Aggregate Corporate LTI Pool	The corporate-wide aggregate value of the LTI grants is equal to the sum of annualized LTI targets of employees eligible to participate in the LTI program. Each Division’s share of the corporate-wide pool is equal to the aggregate value of its eligible employees’ LTI targets as a percentage of the corporate LTI pool, less the aggregate value of the LTI targets for Division employees who are direct reports to the Chief Executive Officer, subject to any adjustment in the allocation by the Chief Executive Officer.

Individual LTI Targets	Officers: LTI target is the employee’s target in effect on the date that the grant is approved.

Directors: For non-market priced director-level employees, the LTI target is the LTI target applicable to the position’s salary grade. For LTI eligible employees in a market priced position, the LTI target generally is the salary grade target that is closest to the median of the Estimated Market Distribution[1] of such position, subject to the protocol established by the Human Resources Division for market-priced positions LTI eligibility and targets.

LTI Grant Amount	For LTI awards granted in 2009, an eligible employee’s grant shall be equal to their LTI target, except (a) an employee who receives a Business Results Rating (BRR) of 1 is not eligible to receive a LTI grant and an employee who receives a BRR of 2 may, subject to the Division Head’s approval, receive a LTI grant, which in most instances will be substantially below their target, and (b) no more than 5% of the participants can receive between 100% and 150% of their LTI target but in no event can the aggregate amount exceed the Aggregate Corporate LTI Pool approved by the Compensation Committee.

Vesting and Payment Amount	Management shall provide a recommendation to the Compensation Committee of Freddie Mac’s Board of Directors regarding the level of achievement of the performance measure(s) described in Exhibit A (the “Performance Multiplier”) prior

[1]	Estimated Market Distribution (EMD) is a range of market compensation (base salary and bonus) unique to each job and is based on data representing the median pay practice for a similar role in the comparative markets.

to the first and the second anniversary of the grant date and, except as set forth below under “Treatment of Award Upon Termination,” upon the Compensation Committee’s approval an employee’s right to payment of that portion of the LTI award shall vest.

Based on Performance Multiplier, the LTI actual dollar amount of the LTI grant paid can range from 0% – 120% of the grant as determined on each of the 1st and 2nd anniversary of the grant date.

Performance Measure(s) and Performance Multiplier — See Exhibit A.

Payment Timing	Any award to be paid shall be paid as soon as administratively practicable on or about the 1st and 2nd anniversary of grant date.

Form of Payout	Cash less applicable withholding.

Treatment of Award Upon Termination	Voluntary Termination or Non-Severance Eligible Termination: If an employee voluntarily terminates their employment or if Freddie Mac terminates employment and the employee does not receive severance, any unvested or unpaid portion of the award is forfeited.

Death and Long-Term Disability: If an employee’s employment is terminated due to either death or long-term disability, any vested but unpaid portion of the LTI award will be paid as soon as administratively possible. The amount paid will be based on the Performance Multiplier.

Any unvested portion of the LTI award will remain outstanding until the Compensation Committee approves the Performance Multiplier. Upon such approval, the employee’s right to receive any such award shall vest and the unpaid portion of the LTI award will be paid as soon as administratively possible. The amount paid will be based the Performance Multiplier.

Retirement or Severance Eligible Termination: If an employee is terminated by Freddie Mac due to a severance eligible event and receives severance pay or if an employee terminates employment due to retirement (either (i) age/years of service of 62/5 or (ii) sum of age and years of service equal no less than 70, with minimum age of 55) any vested but unpaid portion of the LTI award will be paid as soon as administratively possible. The amount paid will be based on the Performance Multiplier.

Any unvested portion of the LTI award will remain outstanding until the Compensation Committee approves the Performance Multiplier. Upon such approval, the employee’s right to receive a pro-rata payment shall vest. The pro rata payment shall be based on the following methodology:

Step 1. The number of whole months worked in the performance year

Step 2. Divided by twelve

Step 3. Multiplied by the employee’s portion of LTI grant scheduled to vest and be paid for that performance year and the Performance Multiplier

Additional Forfeiture Provision	Upon a “Forfeiture Event” (as defined below), any unvested or any unpaid LTI award will be cancelled and the employee or former employee will be required to immediately repay Freddie Mac the gross value of any LTI award payment that was made within 12 months prior to the Forfeiture Event

A Forfeiture Event shall mean the employee or former employee directly or indirectly seeking or accepting employment with, or providing professional services to, a “Competitor” in violation of any non-competition covenant agreement between the employee and Freddie Mac in effect as of the date the employee receives an LTI grant.

Regulatory Approval and Reservation of Rights	Notwithstanding the terms set forth above, with respect to certain designated officers Freddie Mac’s Conservator is required to approve the actual payment of compensation, including payment of this LTI grant. As a consequence, such officer’s right to payment of the LTI grant set forth herein is conditioned on the Conservator’s approval after Compensation Committee’s determination of the Performance Multiplier.

Amounts paid pursuant to this plan will not be considered compensation for purposes of the tax qualified Thrift/401(k) Savings Plan, the tax qualified Employees’ Pension Plan and the non-qualified Supplemental Executive Retirement Plan.

Nothing in this program is intended to create a contract to employ any employee for any particular term or period of time or otherwise abrogate Freddie Mac’s or the employee’s right to terminate the employment relationship at any time for any lawful reason.

Freddie Mac reserves the right to modify the terms and conditions set forth herein at anytime for any reason at the corporation’s sole discretion.

The terms of this plan are subject to and shall be construed in accordance with applicable law and any regulation, guidance or interpretation issued by the Federal Housing Finance Agency or the U.S. Department of Treasury.

Exhibit A:

2009 Long-Term Incentive Award Performance Measures and Performance Multiplier

Performance Measures

Corporate Performance Measures:  Freddie Mac’s ability to remediate the subset of the ninety-seven matters requiring attention or other concerns identified at the Conservatorship date by the Federal Housing Finance Agency (FHFA) (together, “MRAs”) planned for 2009 or earlier completion will determine the LTI value that is ultimately delivered to recipients of the 2009 LTI grant (which will be granted in March 2009). The LTI grant is scheduled to vest 50% on each of the first and second anniversaries of the grant date. The value that a participant ultimately receives at each vest date is calibrated based on Freddie Mac’s performance against the performance objectives for each vesting cycle (identified below). This calibration is applied consistently to all employees (regardless of level) who receive an LTI grant.

Business Infrastructure Performance Measures:  In addition to the Corporate Performance Measures, a limited number of officer- and non-officer-level employees who are accountable for business infrastructure objectives will have performance measures based on successful completion of specific deliverables for business infrastructure objectives.

Performance Calibration for 1st LTI Vesting — Portion Scheduled to Vest in March 2010

Corporate Performance Measures:  Based on the company’s remediation of MRAs that are scheduled to be remediated prior to January 1, 2010. The LTI grant date value that actually vests and is paid can range from 0% – 120% (i.e., the Corporate Performance Measure Multiplier) as illustrated in Chart A.

The Corporate Performance Measure Multiplier is applied consistently to all employees (regardless of level) who are recipients of the 2009 LTI grant. Once an assessment of performance is made, it applies to the 50% of the LTI grant date value (i.e., the portion scheduled to vest and be paid in March 2010). Note: For those employees who also have the Business Infrastructure Performance Measure, the Corporate Performance Measure will only be applied to 25% of the LTI grant date value and the additional 25% of the LTI grant date value scheduled to vest and be paid in March 2010 will be based on performance against the Business Infrastructure Performance Measure).

Each of the MRAs scheduled to be remediated prior to January 1, 2010 has been classified into one of five categories and each category has been assigned a weighting/prioritization percentage (Column A), with the sum of all categories equaling 120%.

The maximum Corporate Performance Measure Multiplier is equal to the sum of the Performance Multiplier Contribution Percentage for each MRA category (Column C), which is equal to the actual percentage of MRAs remediated prior to January 1, 2010 that were scheduled to be remediated prior to January 1, 2010 (Column B) multiplied by the category’s weighting/prioritization percentage (Column A).

As part of their assessment of performance, the Compensation Committee of the Freddie Mac Board of Directors reserves the right to adjust the Performance Multiplier Contribution Percentage upward for any category (to a maximum of the category’s weighting/prioritization percentage) based on a review of factors they deem appropriate, which may include completion status of MRAs that are not remediated, progress made toward remediating MRAs, scope/difficulty of remediating MRAs, and internal/external factors influencing the remediation of MRAs.

Chart A: 2009 Corporate Performance Measures

	(A)	(B)	(C) = (A) x (B)

Matters Requiring Attention Categories	Category Weighting/ Prioritization	Multiplied by: Percentage of Matters Requiring Attention remediated prior to January 1, 2010 that were scheduled to be remediated prior to January 1, 2010	Equals: Performance Multiplier Contribution Percentage

Credit Risk Management and Governance/Loan Loss Reserves	35%	X% (To Be Determined)	X% (To Be Determined)

Internal Controls (including End-To-End, Internal Audit, Contingency Planning)	25%	X% (To Be Determined)	X% (To Be Determined)

Models and Model Governance	20%	X% (To Be Determined)	X% (To Be Determined)

Accounting/Accounting Policy/Forecasting	20%	X% (To Be Determined)	X% (To Be Determined)

Board Governance and Others	20%	X% (To Be Determined)	X% (To Be Determined)

Total: Percentage of the 2009 LTI grant date value scheduled to vest in March 2010 that actually vests and is paid (Maximum Performance Multiplier of 120%)			X% (To Be Determined)

No payment will be made if the sum of the Performance Multiplier Contribution Percentages is less than 50%.

Business Infrastructure Performance Measures:  Based on the company’s successful completion of deliverables prior to January 1, 2010 for infrastructure objectives identified in Chart B. The LTI grant date value that actually vests and is paid can range from 0% – 120% (i.e., the Business Infrastructure Performance Measure Multiplier).

The Business Infrastructure Performance Measure Multiplier is applied consistently to all employees (regardless of level) who are recipients of the 2009 LTI grant and are also subject to this performance measure. Once an assessment of performance is made, it applies to the 25% of the LTI grant date value (i.e., the portion scheduled to vest and be paid in March 2010).

The other 25% of the LTI grant date value, which is scheduled to vest and be paid in March 2010, will be based on the Corporate Performance Measure. Successful completion of the Business Infrastructure Performance Measures is not a prerequisite for vesting and payment of the portion of the LTI grant date value calibrated against the Corporate Performance Measures, and vice versa.

Each of the deliverables scheduled to be successfully completed prior to January 1, 2010 has been assigned a weighting/prioritization percentage (Column A), with the sum of all categories equaling 120%.

The maximum Performance Multiplier is equal to the sum of the Performance Multiplier Contribution Percentage for each 2009 Deliverable (Column C), which is equal to 100% (if the deliverable is complete) or 0% (if the deliverable is not complete) (Column B) multiplied by the deliverable’s weighting/prioritization percentage (Column A).

Chart B: 2009 Business Infrastructure Performance Measures[1]

	(A)	(B)	(C) = (A) x (B)

2009 Deliverables	Category Weighting/ Prioritization	Multiplied by: Percentage Complete (100% if complete and 0% if not complete)	Equals: Performance Multiplier Contribution Percentage

A Financial Data Warehouse which will evolve to be the single source for financial reporting and initially used to generate selected financial reports	30%	xx% (To Be Determined)	xx% (To Be Determined)

Business process models encompassing loan purchasing, servicing, securitization, and accounting for Single Family core products	25%	xx% (To Be Determined)	xx% (To Be Determined)

System tested end-to-end software solution, including major wrapped components from the existing legacy systems, for the Single Family line of business	25%	xx% (To Be Determined)	xx% (To Be Determined)

Data models in a data dictionary	25%	xx% (To Be Determined)	xx% (To Be Determined)

Define the redesigned financial close model, including rationalizing controls	5%	xx% (To Be Determined)	xx% (To Be Determined)

User acceptance test plan that validates the new platform’s ability to meet business requirements	5%	xx% (To Be Determined)	xx% (To Be Determined)

Migration strategy that will define the transition for the current state to the new platform and processes; including Sarbanes-Oxley 404 compliance	5%	xx% (To Be Determined)	xx% (To Be Determined)

Total: Percentage of the 2009 LTI award scheduled to vest in March 2010 that actually vests and is paid (Maximum Performance Multiplier of 120%)			xx% (To Be Determined)

[1]	All 2009 Deliverables are specific to the Single Family Strategic Technology Initiative

No payment will be made if the sum of the Performance Multiplier Contribution Percentages is less than 50%.

Performance Calibration for 2nd LTI Vesting — Portion Scheduled to Vest in March 2011:

Corporate Performance Measures:  Based on (i) the company’s performance against MRAs that have target completion dates in 2010 and (ii) avoidance of any repeat MRAs that are identical to MRAs that were remediated in 2009. The LTI value can range from 0% — 120% (i.e., the Corporate Performance Measure Multiplier), as illustrated in Chart C.

For the 2010 performance period, the Compensation Committee of the Freddie Mac’s Board of Directors reserves the right to include an additional Corporate Performance Measure pertaining to the company’s financial performance.

The Corporate Performance Measure Multiplier is applied consistently to all employees (regardless of level) who are recipients of the 2009 LTI grant. Once an assessment of performance is made, it applies to the 50% of the LTI grant date value (i.e., the portion scheduled to vest and be paid in March 2011). Note: For those employees who also have the Business Infrastructure Performance Measure, the Corporate Performance Measure will only be applied to 25% of the LTI grant date value and the additional 25% of the LTI grant date value scheduled to vest and be paid in March 2011 will be based on performance against the Business Infrastructure Performance Measure.

Chart C: 2010 Corporate Performance Measures

Performance Level	Below Threshold	Threshold	Below Plan	On Plan	Above Plan

Percentage of Matters Requiring Attention remediated during 2010 that were scheduled to be remediated during 2010	Less than 70%	70%	80%	90%	100%

Equals: MRA Performance Multiplier	0%	50%	75%	100%	120%

Less: Repeat Identical Matters Requiring Attention Identified	5% reduction for each Repeat Identical Matters Requiring Attention Identified

Equals: Performance Multiplier (final) — Percentage of the 2009 LTI award scheduled to vest in March 2011 that actually vests and is paid	xx% (To Be Determined)	xx% (To Be Determined)	xx% (To Be Determined)	xx% (To Be Determined)	xx% (To Be Determined)

No payment will be made if either the Performance Multiplier (final) is less than 50% or there are more than ten Repeat Identical Matters Requiring Attention.

In the likely event that actual performance results in a value that is between two Performance Levels (e.g., greater than On Plan, but less than Above Plan), linear interpolation will be used to determine the appropriate Performance Multiplier. Specifically, a calculation will be performed to determine how far above or below (expressed in percentage terms) our actual performance is from the closest Performance Level. This percentage will then be used to adjust (either up or down) the Performance Multiplier of the closest Performance Level, which will result in the actual Performance Multiplier used to determine the LTI value delivered to LTI recipients.

Business Infrastructure Performance Measures:  Based on the company’s successful completion of deliverables prior to January 1, 2011 for infrastructure objectives identified in Chart D. The LTI grant date value that actually vests and is paid can range from 0% — 120% (i.e., the Business Infrastructure Performance Measure Multiplier).

For the 2010 performance period, the Compensation Committee of the Freddie Mac’s Board of Directors reserves the right to change or include additional Business Infrastructure Performance Measures.

The Business Infrastructure Performance Measure Multiplier is applied consistently to all employees (regardless of level) who are recipients of the 2009 LTI grant and are also subject to this performance measure. Once an assessment of performance is made, it applies to the 25% of the LTI grant date value (i.e., the portion scheduled to vest and be paid in March 2011). The other 25% of the LTI grant date value scheduled to vest and be paid in March 2011 will be based on the Corporate Performance Measure. Successful completion of the Business Infrastructure Performance Measures is not a prerequisite for vesting and payment of the portion of the LTI grant date value calibrated against the Corporate Performance Measures, and vice versa.

Each of the deliverables scheduled to be successfully completed prior to January 1, 2011 has been assigned a weighting/prioritization percentage (Column A), with the sum of all categories equaling 120%.

The maximum Performance Multiplier is equal to the sum of the Performance Multiplier Contribution Percentage for each 2009 Deliverable (Column C), which is equal to 100% (if the deliverable is complete) or 0% (if the deliverable is not complete) (Column B) multiplied by the deliverable’s weighting/prioritization percentage (Column A).

Chart D: 2010 Business Infrastructure Performance Measures[2]

	(A)	(B)	(C) = (A) x (B)

2010 Deliverables	Category Weighting/ Prioritization	Multiplied by: Percentage Complete (100% if complete and 0% if not complete)	Equals: Performance Multiplier Contribution Percentage

Selected products will be purchased, serviced, and accounted for in the new platform	30%	xx% (To Be Determined)	xx% (To Be Determined)

Platform is completed and operationally ready to support the full Single Family line of business by early 2011	25%	xx% (To Be Determined)	xx% (To Be Determined)

The Financial Data Warehouse is the primary source of financial reports for new business	25%	xx% (To Be Determined)	xx% (To Be Determined)

Organization has the structure and processes in place to support the new platform	15%	xx% (To Be Determined)	xx% (To Be Determined)

Key controls will be tested for operational effectiveness and to maintain Sarbanes-Oxley 404 compliance	15%	xx% (To Be Determined)	xx% (To Be Determined)

Plan to retire legacy systems and databases defined	10%	xx% (To Be Determined)	xx% (To Be Determined)

Total: Percentage of the 2009 LTI grant scheduled to vest in March 2011 that actually vests and is paid (Maximum Performance Multiplier of 120%)			xx% (To Be Determined)

[2]	All 2010 Deliverables are specific to the Single Family Strategic Technology Initiative

No payment will be made if the sum of the sum of Performance Multiplier Contribution Percentages is less than 50%.